Exhibit 10.1

Career Education Corporation

2895 Greenspoint Parkway, Suite 600

Hoffman Estates, Illinois 60169

August 13, 2007

To:       Mr. Michael J. Graham

Dear Mike:

I am pleased to extend this offer for the position of Executive Vice President, Chief Financial Officer of Career Education Corporation.  Your position will be based in our corporate offices in Hoffman Estates, and you will report to me.  This is an important Corporate Officer role and you will be part of our company’s Senior Leadership Team.

Following are the details of your compensation package:

•                  The base salary for this position is $32,500 per month (which equates to an annual salary of $390,000).  Your base salary will be reviewed on an annual basis.

•                  A sign-on bonus of $50,000 will be paid within 30 days of the start of your employment provided you commence employment with CEC by September 15, 2007.

•                  You are eligible to participate in the Corporate Bonus Program at the Company.  Your target annual bonus will be 75% of base salary earned and is typically paid in February or March of the year subsequent to the year for which it is earned.  Your bonus for 2007 will be guaranteed to be a minimum of 75% of base salary earned so long as you continue in our employment through December 31, 2007.  Such bonus payment will be made no later than March 15, 2008.

•                  You are also eligible to participate in the Corporate Over Achievement Bonus Plan.  Payments under this plan are at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors based on company achievement in excess of budgeted income.

•                  The Company will grant you 12,500 options under the terms of its 1998 Employee Incentive Compensation Plan (the “Compensation Plan”) with an exercise price equal to the stock price at the close of business on your first day of employment.  The options will vest 25% per year over four years.  Beginning in 2008 and thereafter, you will be eligible to participate in the company’s equity compensation programs.

•                  You will be granted 6,000 shares of Restricted Stock.    These 6,000 shares will vest on the third anniversary of the grant date, subject to the terms of the restricted stock agreement and the Compensation Plan.

•                  You will earn vacation at a rate of 20 working days per year.

•                  You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirements of each plan.  I have enclosed a summary of our plans for your review.

•                  This letter contains all agreements, and supersedes all other agreements, verbal and written, pertaining to your employment with CEC.  Employment at the Company is employment at-will and may be terminated at the will of either you or the Company.

•                  All grants of stock options and restricted stock are contingent upon formal approval by the Compensation Committee of the CEC Board of Directors.

•                  During the first twelve (12) months of your employment, in the event of either an involuntary termination by CEC without cause (as defined in the Compensation Plan) or a voluntary resignation for Good Reason (as defined below), you will receive severance benefits equal to one (1) year of base salary, and pro-rated target bonus, if earned, based on actual time worked in the position (such bonus to be paid no later than March 15 of the year following termination of employment).  If you are a “specified employee” (as described in Section 409A of the Internal Revenue Code) on the date of any such termination, then any severance payment will be delayed until the date that is six months following the date of your “separation from service” (as defined under Section 409A of the Internal Revenue Code).  For purposes hereof, “Good Reason is defined as a material diminution in duties or responsibilities inconsistent with your position as Chief Financial Officer, or an elimination of, or material reduction in benefits, including base salary and target bonus (other than an elimination or reduction required by applicable law), provided under any executive benefit plan, where such elimination or reduction is not generally applicable to all plan participants.

•                  After twelve (12) months of employment, you would be covered under the normal CEC Severance Plan for Executive Level Employees (the “Severance Plan”).  Benefits under the Severance Plan currently consist of six-months annual base salary, and pro-rated target bonus, if earned, based on actual time worked in the position.  Notwithstanding Section I.C. of the Severance Plan, you will be entitled to the benefits provided under Section II.A. of the Severance Plan if you terminate your employment with the Company for Good Reason (as defined above).

•                  Severance benefits are conditioned upon a complete release of all claims against the Company.

•                  Severance benefits are not paid in event of death, disability, retirement, voluntary resignation without Good Reason or termination for cause.

Please call me if you wish to discuss this offer.

Mike, I am excited about you joining me and the Career Education Corporation team.  I know you have the skills and experience to do a great job and to help me make a positive difference.

Sincerely,

/s/ Gary E. McCullough
Gary E. McCullough
President and Chief Executive Officer

Accepted and Agreed to:
/s/ Michael J. Graham	August 13, 2007
Michael J. Graham	Date

Expected Start Date:	September 5, 2007